Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
INTEGRITY BANCSHARES, INC.
I.
     The name of the corporation is Integrity Bancshares, Inc. (the “Corporation”).
II.
     The text of Article 4 of the Corporation’s Articles of Incorporation is hereby deleted in its entirety and replaced with the following text:
“The Corporation shall have authority to issue up to Fifty Million (50,000,000) shares of common stock (the “Common Stock”).”
III.
     All other provisions of the Articles of Incorporation shall remain in full force and effect.
IV.
     This amendment was adopted on January 19, 2005 and has not been modified or rescinded.
V.
     This amendment was approved by the Corporation’s shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers.

INTEGRITY BANCSHARES, INC.
By:	/s/ Steven M. Skow
Steven M. Skow
President and CEO

[SEAL]

ATTEST:

/s/ Jeff L. Sanders

Jeff L. Sanders
Secretary